Exhibit 99.1

NEWS RELEASE

Timken Board of Directors Elects James F. Palmer,

Retired CFO of Northrop Grumman Corp.

NORTH CANTON, Ohio: Aug. 13, 2015 — The board of directors of The Timken Company (NYSE: TKR; www.timken.com), the world leader in tapered roller bearings, today elected James F. Palmer, retired CFO of Northrop Grumman Corp., a director of the company for a term that will expire at its May 2016 annual meeting. The election brings The Timken Company board to 12 directors.

“We’re pleased to add Jim to our board. His financial expertise and history of successful leadership in global corporations will be of great benefit as we continue our focus on driving shareholder value,” said John M. Timken, Jr., chairman of The Timken Company’s board of directors. “We welcome his insights and his expertise to the Timken board.”

During his 45-year career in finance, Palmer acquired extensive experience in leading change, transforming and restructuring complex businesses, mergers and acquisitions, capital markets and capital deployment. For the eight years prior to his retirement in 2015, Palmer served as corporate vice president and chief financial officer of Northrop Grumman Corporation, a $24 billion global security company headquartered in Falls Church, Va. He was responsible for the company’s overall business management function, which included controller, treasury, contracts and pricing, financial planning, tax, internal audit, investor relations and pension investments.

Palmer’s career also includes positions as senior vice president and chief financial officer of Visteon Corporation in Detroit; senior vice president and president of Boeing Capital Corporation, a subsidiary of The Boeing Company in Seattle; and senior vice president and chief financial officer of McDonnell Douglas Corporation in St. Louis. He began his career as an audit partner with Ernst & Young in St. Louis. A certified public accountant and a member of the Financial Executive Institute, Palmer received a bachelor’s degree in accounting from Southeast Missouri State University.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets bearings, transmissions, gearboxes, chain and related products, and offers a spectrum of powertrain rebuild and repair services. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and mechanical power transmission across a variety of bearings and related systems to improve reliability and efficiency of machinery and equipment all around the world. The company’s growing product and services portfolio features many strong industrial brands including Timken®, Fafnir®, Philadelphia Gear®, Drives® and Interlube™. Known for its quality products and collaborative technical sales model, Timken posted $3.1 billion in sales in 2014. With 14,000 employees operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

Media Contact:	Investor Relations:
Gloria Irwin	Shelly Chadwick
Communications Manager	Vice President – Treasury & Investor Relations
Telephone: 234.262.3514	Telephone: 234.262.3223
mediarelations@timken.com	shelly.chadwick@timken.com